Exhibit 23.4

KPMG LLP Chartered Accountants 2700 205 –5th Avenue SW Calgary AB T2P 4B9	Telephone (403) 691-8000 Telefax (403) 691-8008 Internet www.kpmg.ca

Consent of Registered Public Accounting Firm

The Board of Directors of Magnum Hunter Resources Corporation:

We consent to the use of our report dated January 9, 2012, with respect to the balance sheet of Williston Hunter, Inc. as of December 31, 2010, and the related statements of operations, shareholders’ equity, and cash flows for the year then ended, incorporated herein by reference.

We also consent to the use of our report dated February 28, 2011, with respect to the consolidated balance sheets of NuLoch Resources Inc. as of December 31, 2010 and 2009, and the related consolidated statements of operations and retained earnings (deficit), comprehensive income (loss) and accumulated other comprehensive loss, and cash flows for the years then ended, incorporated herein by reference.

Finally, we also consent to the reference to our firm under the heading “Experts” in the prospectus

/s/ KPMG LLP

Calgary, Canada

January 13, 2012

KPMG LLP is a Canadian limited liability partnership and a member firm of the  KPMG network of independent member firms affiliated with KPMG International Cooperative

(“KPMG International”), a Swiss entity.

KPMG Canada provides services to KPMG LLP.